Exhibit 99.1

February 2, 2009
Quarterly Report
Fourth Quarter 2008

During the most challenging economic times in over 75 years, Kentucky Bancshares, Inc was able to report positive earnings for the year 2008. However, we did sustain a loss for the last quarter. Earnings for the fourth quarter of 2008 were ($322,000) or ($0.11) per share assuming dilution. For the same period in 2007, earnings were $1,436,000 or $0.51 assuming dilution. For the twelve months ended December 31, 2008, we reported a 44% decrease in earnings compared to December 31, 2007. Earnings were $3,713,000 for 2008, or earnings per share of $1.33, assuming dilution.

Total assets increased 7.6% from $630.9 million to $678.8 million. Total loans increased 1.7% from $417.4 million to $424.3 million. Our securities portfolio, however, increased 17.0% from $147.7 million to $172.8 million. We are also pleased to announce that total deposits increased 7.2% over the previous year end from $486.0 million to $520.8 million.

As has been said in our earlier quarterly reports, 2008 has been one of the most economically challenging years for our nation, state, and the regions we serve. Unemployment, both nationally and on the state level, is on a dramatic increase, existing home sales are at a 30 year low, foreclosures have risen 81% over the last year, and economists are predicting a record number of business failures in 2009. As a result of the decline in the economy, as well as decisions made by Management and the Board of Directors, the following significant events took place in the fourth quarter of 2008:

?	$2.2 million contribution to the allowance for loan loss
reserve.
?	One-time termination expense of the Defined Benefit Plan,
$563,000.
?	Devaluation of secondary market servicing rights, $213,000.
?	$182,000 increase in FDIC insurance premium as a result of
the Federal Deposit Insurance Corporation's need to meet
regulatory requirement for the Bank Insurance Fund.
?	$30 million security transaction, which provided a one time
gain of $637,000.

The decision by Bank Management and the Board of Directors to increase the loan loss reserve and to terminate the Defined Benefit Plan, will help us address today's severe economic conditions as well as help us prepare for the uncertainties that exist for the upcoming year.

With the Federal Reserve's efforts to push down rates dramatically, our mortgage servicing rights were significantly devalued. Beyond that, because the Federal Deposit Insurance Corporation needed to meet the regulatory requirements for the Bank Insurance Fund, all banks' deposit insurance premiums did increase in the latter part of 2008, and will continue to rise in the year 2009. Fortunately, with the previously mentioned securities' transaction, we were able to offset some of these one time expenses.




Kentucky Bancshares, Inc. decided not to take any of the money available to it through the Capital Purchase Program under the Troubled Asset Relief Program approved by Congress in the latter part of 2008. While Kentucky Bank did apply for the funds as a precautionary measure, and was approved for the maximum amount available to it, our management and Board of Directors determined (partially in light of the terms and conditions imposed in connection with such funds) that it was not in either the short-term or the long-term interests of Kentucky Bank customers and our shareholders to participate in this program.

I am pleased to report that at the date of this letter the construction on our new Nicholasville office is nearly complete, and we came in on budget. We believe with this new location along with the wonderful staff that will be operating there, we will have an excellent opportunity to increase our market presence in Jessamine County.

Also, by the time this letter is received, we will have enjoyed the celebration recognizing the employment of Chairman Buckner Woodford IV. Buck has been an outstanding leader of the bank for 37 years and has contributed greatly to the success of Kentucky Bank.

These are indeed challenging times for our country and our markets, as there is no sector of the economy that has not been impacted in some way by the negative trends that are occurring in today's world. Our primary goal is to prepare the bank to meet these challenges head on.

As always, we appreciate your support and involvement in your company.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      12/31/2008         12/31/2007          Change
Assets
  Cash & Due From Banks                             $  16,410,988      $  15,445,596            6.3%
  Securities                                          172,833,766        147,749,546           17.0
  Loans                                               424,276,517        417,388,048            1.7
  Reserve for Loan Losses                               5,464,864          4,878,732           12.0
    Net Loans                                         418,811,653        412,509,316            1.5
  Federal Funds Sold                                   20,695,000         10,361,000           99.7
  Other Assets                                         50,023,821         44,873,383           11.5
     Total Assets                                   $ 678,775,228      $ 630,938,841            7.6%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  90,479,772      $  88,520,944            2.2%
    Savings & Interest Checking                       158,418,572        158,228,869            0.1
    Certificates of Deposit                           271,909,885        239,255,404           13.6
      Total Deposits                                  520,808,229        486,005,217            7.2
  Repurchase Agreements                                 6,617,276          5,976,986           10.7
  Other Borrowed Funds                                 88,617,932         71,968,116           23.1
  Other Liabilities                                     5,691,235          8,318,665          -31.6
    Total Liabilities                                 621,734,672        572,268,984            8.6
  Stockholders' Equity                                 57,040,556         58,669,857           -2.8
    Total Liabilities & Stockholders' Equity        $ 678,775,228      $ 630,938,841            7.6%


CONSOLIDATED INCOME STATEMENT
                                                Twelve Months Ending                   Three Months Ending
                                                                 Percentage                             Percentage
                                        12/31/2008    12/31/2007    Change       12/31/2008  12/31/2007    Change
Interest Income                        $ 35,128,861  $ 39,219,086   -10.4%  $ 8,412,412    $ 9,577,575     -12.2%
Interest Expense                         15,359,148    19,034,105   -19.3     3,676,268      4,659,213     -21.1
  Net Interest Income                    19,769,713    20,184,981    -2.1     4,736,144      4,918,362      -3.7
Loan Loss Provision                       3,700,000     1,000,000   270.0     2,200,000        350,000     528.6
  Net Interest Income After Provision    16,069,713    19,184,981   -16.2     2,536,144      4,568,362     -44.5
Other Income                              8,354,483     7,936,058     5.3     2,343,458      1,954,840      19.9
Other Expenses                           20,027,060    18,130,955    10.5     5,674,712      4,591,809      23.6
  Income Before Taxes                     4,397,136     8,990,084   -51.1      (795,110)     1,931,393    -141.2
Income Taxes                                684,074     2,404,132   -71.5      (473,234)       495,094    -195.6
  Net Income                              3,713,062     6,585,952   -43.6      (321,876)     1,436,299    -122.4
Net Change in Unrealized Gain (loss)
  on Securities                             (80,385)      564,706  -114.2     1,509,442        676,705     123.1
  Comprehensive Income                 $  3,632,677  $  7,150,658   -49.2%  $ 1,187,566    $ 2,113,004      43.8%

Selected Ratios
  Return on Average Assets                    0.58%          1.04%                (0.23)%         1.00%
  Return on Average Equity                     6.5           11.6                  (2.0)          11.0

  Earnings Per Share                        $ 1.34         $ 2.31               $ (0.10)        $ 0.51
  Earnings Per Share - assuming dilution      1.33           2.30                 (0.11)          0.51
  Cash Dividends Per Share                    1.12           1.08                  0.28           0.27
  Book Value Per Share                       20.77          20.59

  Market Price                         High        Low         Close
    Fourth Quarter '08                 $26.50      $15.75      $17.15
    Third Quarter '08                  $27.25      $24.00      $26.00